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                                                                    EXHIBIT 4.05

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

       This First Amendment to Rights Agreement dated October 20, 1999 ("Amendment") hereby amends the Rights Agreement ("Agreement"), dated as of September 18, 1998, between Premisys Communications, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability corporation (the "Rights Agent").

       Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

       The Agreement is hereby amended as follows:

       1. Section 1(a) shall be amended by inserting the following as paragraph (C) at the end of Section 1(a):

              (C) "None of Zhone Technologies, Inc. ("Parent"), Zhone Acquisition Corp. ("Merger Sub") or their respective subsidiaries, Affiliates or Associates shall be an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of the Agreement and Plan of Merger dated as of [October 20, 1999], among Parent, Merger Sub and the Company (the "Merger Agreement"), the Company Option Agreement of even date herewith between the Company and Parent (the "Option Agreement") and the Stockholders Agreement of even date herewith between Parent, Merger Sub and Messrs. Lin, Auerbuch and Williams (the "Stockholders Agreement") or the consummation of the Offer (as defined in the Merger Agreement) or the Merger (as defined by the Merger Agreement) or the consummation of any other transaction contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement."

       2. Section 1(h) shall be amended and restated in its entirety as follows:

              ""DISTRIBUTION DATE" shall have the meaning set forth in Section 3 hereof; provided however that notwithstanding any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the Option Agreement or the Stockholders Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement."

       3. Section 1(o) shall be amended by inserting the following at the end of Section 1(o):

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              "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the Option Agreement or the Stockholders Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement."

       4. Section 7(a)(i) shall be amended and restated in its entirety to read as follows:

              "(i) (x) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (y) the Close of Business on September 18, 2008."

       5.     (a)    This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

              (b) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

       6. As amended hereby, the Agreement shall remain in full force and effect.



Premisys Communications, Inc.


By:     /s/ John J. Hagedorn
   ------------------------------------------------
      John J. Hagedorn, Chief Financial Officer



ChaseMellon Shareholder Services, L.L.C., as Rights Agent


By:   /s/ Duane Knutson
   ------------------------------------------------
      Duane Knutson, Assistant Vice President


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